Exhibit 15
July 22, 2008
To the Board of Directors and Shareholders of
Pentair, Inc.
Golden Valley, MN
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries for the three-month periods ended March 29, 2008 and March 31, 2007, and have issued our report dated April 22, 2008, and for the three and six-month periods ended June 28, 2008 and June 20, 2007, and have issued our report dated July 22, 2008. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008 and June 28, 2008, are incorporated by reference in this Registration Statement on Form S-8.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP